Exhibit 99.1

Wave Regains Compliance with NASDAQ Marketplace Rule

Lee, MA—July 24, 2013—Wave Systems Corp. (NASDAQ:WAVX) announced today that it received notice from the NASDAQ Listing Qualifications Department that Wave has regained compliance with NASDAQ Marketplace Rule 5550(a)(2) relating to the minimum $1.00 per share bid price of the company’s Class A Common Stock. Shares of the company’s Class A Common Stock maintained a closing bid price of at least $1.00 per share for the required ten consecutive days, from July 9 through July 22, 2013.

Because the company has regained compliance with the minimum bid price rule, a previously scheduled hearing with the NASDAQ Hearing Panel has been deemed moot and will not be held.

About Wave Systems Corp.

Wave Systems reduces the complexity, cost and uncertainty of data protection by starting inside the device. Unlike other vendors who try to secure information by adding layers of software for security, Wave leverages the security capabilities built directly into endpoint computing platforms themselves.  Wave has been a foremost expert on this growing trend, leading the way with first-to-market solutions and helping shape standards through its work as a board member for the Trusted Computing Group.

Safe Harbor for Forward-Looking Statements

This press release may contain forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), including all statements that are not statements of historical fact regarding the intent, belief or current expectations of the company, its directors or its officers with respect to, among other things: (i) the company’s financing plans; (ii) trends affecting the company’s financial condition or results of operations; (iii) the company’s growth strategy and operating strategy; and (iv) the declaration and payment of dividends. The words “may,” “would,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “intend” and similar expressions and variations thereof are intended to identify forward-looking statements.  Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the company’s ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors.  Wave assumes no duty to and does not undertake to update forward-looking statements.

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Company Contact	Investor Relations Contact:
Gerard Feeney, CFO	David Collins, Eric Lentini
413-243-1600	212-924-9800 or 917-734-0339 m
investors@wave.com	wavx@catalyst-ir.com